As filed with the Securities and Exchange Commission on March 11 , 2010

Registration No. 333-153418
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO THE
POST-EFFECTIVE AMENDMENT NO. 1
TO THE
REGISTRATION STATEMENT ON FORM S-1
ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ARMCO METALS, INC.
(Exact name of registration as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

26-0491904
(I.R.S. Employer Identification Number)

One Waters Park Drive, Suite 98 San Mateo, CA 94403 650-212-7620
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kexuan Yao China Armco Metals, Inc. One Waters Park Drive, Suite 98 San Mateo, CA 94403 650-212-7620
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
James M. Schneider, Esq. Schneider Weinberger & Beilly, LLP 2200 Corporate Boulevard N.W. Suite 210 Boca Raton, Florida 33431 telephone (561) 362-9595 telecopier (561) 362-9612

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory paragraph:

This post-effective amendment to the registration statement is being filed for the purpose of bringing current the information which appeared in the registrant’s registration statement on Form S-1, file number 333-153418, as declared effective by the Securities and Exchange Commission (SEC) on September 26, 2008 (the “earlier registration statement”) and to reflect earlier sales or dispositions made by the named Selling Security Holders.  The earlier registration statement is hereby incorporated by reference.  This post-effective amendment is being filed on Form S-3 as the registrant is now eligible to use this form of registration statement.

- ii -

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2010

PROSPECTUS

China Armco Metals, Inc.

2,728,914 shares of Common Stock

This prospectus relates to periodic offers and sales of 2,728,914 shares of our common stock by the selling security holders issuable upon the exercise of outstanding warrants.

We will not receive any proceeds from the sale of the shares by the selling security holders.  The shares of common stock are being offered for sale by the selling security holders at prices established on the NYSE Amex during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 15 of this prospectus.

Our common stock is quoted on the NYSE Amex under the symbol "CNAM".  On March 10 , 2010 the last reported sale price for our common stock was $ 9.14 per share.
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Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about the risks of investing in our common stock.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this Prospectus is March ________, 2010

The original date of this prospectus is October 16, 2008.

PROSPECTUS SUMMARY

The following is a general summary of the information contained in this prospectus.  It does not include all of the information that you should consider before investing in our securities.  You should read this entire prospectus, the documents incorporated by reference into this prospectus and any accompanying prospectus supplement before making an investment decision.

We import, sell and distribute to the metal refinery industry in China a variety of metal ore which includes iron, chrome, nickel, copper and manganese ore as well as non-ferrous metals, scrap metal and coal. We obtain these raw materials from global suppliers in Brazil, India, South America, Oman, Turkey, Libya, Nigeria, Indonesia, and the Philippines and distribute them. China is the largest developing country in the world, and the demand for steel has been growing steadily over the past decade as the country continues to experience an industrial revolution. Management estimates domestic steel production should continue to witness significant growth as China continues to grow.

We recently completed construction of a scrap metal recycling facility in the Banqiao Industrial Zone of Lianyungang Economic Development Zone in the Jiangsu province of the PRC. We plan to recycle automobiles, machinery, building materials, dismantled ships and various other scrap metals and will sell and distribute recycled scrap metal to the metal refinery industry in the PRC utilizing our existing network of metal ore customers.

We believe scrap metal recycling will become a strong growth driver worldwide as natural resources continue to be depleted and larger amounts of unprocessed scrap metal becomes available as a result of increases in consumer demand for products made from steel that eventually are recycled. We have invested a total of approximately $14.5 million for construction and equipment purchases for the first phase of our scrap metal recycling facility. These capital expenditures were derived from a portion of the net proceeds from our 2008 offering (approximately $6.0 million) and borrowings of approximately $7.3 million. It does not appear that we will need to secure additional investment capital and/or bank and vendor financing to complete the first phase of our scrap metal recycling facility.

We were incorporated in Nevada in 2007.  Our principal executive offices are located at One Waters Park Drive, Suite 98, San Mateo, California  94403.  Our telephone number at this location is 650-212-7620. Our web site is www.armcometals.net.  The information which appears on our web site is not part of this prospectus.

When used in this prospectus the terms "China Armco", "we", "us" or "our" refers to China Armco Metals, Inc., a Nevada corporation,  and its subsidiaries.

COMMON STOCK OFFERED

Under this prospectus, the selling security holders listed in the section of this prospectus entitled “Selling Security Holders” may offer and sell up to 2,728,914 shares of our common stock underlying warrants to purchase shares of our common stock exercisable at $5.00 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the common stock offered by this prospectus.  If, and when, the warrants are exercised by the selling security holders, and providing that the warrants are exercised on a cash basis, the proceeds from the exercise of the warrants shall be used by us for general corporate purposes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risk Related to Our Company

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL TO FUND OUR PLANNED EXPANSION AND CONSTRUCTION OF A SCRAP STEEL RECYCLING FACILITY AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake the expansion of our metal ore business or the construction of the scrap metal recycling facility and purchase additional machinery and equipment for the operations of this facility and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.  In connection with our planned expansion and construction of a scrap metal recycling facility, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund these initiatives without additional capital investments.  Our capital needs will depend on numerous factors, including:

•	our profitability;
•	the actual versus planned cost to construct and equip the scrap metal recycling facility;
•	the level of our investment in research and development; and
•	the amount of our capital expenditures, including acquisitions.

We cannot assure you that we will be able to obtain capital in the future to meet our needs.  If we cannot obtain additional funding, we may be required to:

•	substantially curtail our operations;
•	limit our marketing efforts;
•	abandon or delay construction of the scrap metal facility; and
•	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.  Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for obtaining the additional capital.  Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders.  In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.  We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

OUR FUTURE OPERATING RESULTS MAY BE AFFECTED BY FLUCTUATIONS IN RAW MATERIAL PRICES.  WE MAY NOT BE ABLE TO PASS ON COST INCREASES TO CUSTOMERS.

Our operating profits may be negatively affected by fluctuations in the price of metal ore. We are subject to short-term metal ore price volatility and may be forced to purchase metal ore at higher prices and may be unable to pass the cost increase of metal ore on to our customers. This may adversely affect gross margins and profitability. Although our sales agreements with our customers generally do not contain a provision that permits the parties to adjust the contract price of the metal ore upward or downward, we have, in most cases fixed price supply contracts for the metal ore we sell.

OUR FUTURE NET INCOME MAY BE AFFECTED BY UNCOLLECTIBLE ACCOUNTS RECEIVABLES AND INCREASING CUSTOMER CREDIT RISK.

Based on the current market conditions, we changed our credit policy from requiring payment in full upon delivery of the goods to extending credit terms of one to six months.  This may expose us to certain customer credit risks related to the collection of our accounts receivable.  Our diversified client base includes a large number of enterprises, from small and large businesses in China.  Most of our sales are on an open credit basis.  We maintain reserves that we believe are adequate to cover exposure for any uncollectible accounts receivables and regularly review such reserves by considering factors such as write-off history, aging analysis and any specific, known troubled accounts.  If we become aware of additional information related to the credit worthiness of a major customer, or, if future actual default rates on accounts receivables in general differ from those currently anticipated, we may have to adjust our reserves, which could affect our consolidated net income in the period the adjustments are made.  More importantly, we may incur losses from the defaults of payments.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales and marketing operations and enter into the scrap metal business by constructing a recycling facility.  This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems.  We will also need to effectively recruit, train, motivate, and manage our employees.  Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow through increasing the distribution and sales of our metal ore products by penetrating existing markets in the PRC and entering new geographic markets in the PRC.  However, many obstacles to entering such new markets exist, including, but not limited to, shipping and delivery costs, costs associated with marketing efforts and maintaining attractive foreign exchange ratios.  We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets.  Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

WE CANNOT ASSURE THAT OUR PROPOSED RECYCLING FACILITY WILL CONTRIBUTE TO OUR OVERALL PROFITABILITY, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND THE MARKET PRICE FOR OUR SHARES.

We expect to increase our revenue by selling recycled scrap metal to be processed in our scrap metal recycling facility.  However, the operation of a scrap metal recycling facility is equipment and labor intensive and depends on a ready source of raw unprocessed scrap metal.  Thus, even if constructed, we can provide no assurance that we can generate significant revenues from the operation of this facility, or that its operations will contribute to our overall profitability.  Unanticipated equipment maintenance and/or labor and raw material costs and delays could have an adverse effect on our results of operations, in which event the market price for our shares may be adversely affected.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL RESULTING IN OUR FAILURE TO MEET GROWTH AND REVENUE EXPECTATIONS.

In addition to our organic growth strategy, we may seek to grow through strategic acquisitions. We may pursue opportunities to acquire businesses in the PRC that are complementary or related in product lines and business structure to us.  We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us.  If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business.  Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations.  The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures.  We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates.  In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings.  At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition.  In addition to the above, acquisitions in the PRC, including of state owned businesses, will be required to comply with laws of the PRC, to the extent applicable.  There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required.  If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China and Hong Kong.  We are a party to certain contracts related to our operations in China and Hong Kong.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses.  We anticipate that our Chinese and Hong Kong subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection could divert management's time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Yao Kexuan, our Chairman and Chief Executive Officer and Fengtao Wen, our Chief Financial Officer.  The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Mr. Kexuan Yao, our Chairman and Chief Executive Officer, has voting power equal to approximately 54.0% of our voting securities. As a result, management through such stock ownership rights has the ability to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we are able to complete construction of our planned scrap metal recycling facility and expand the distribution and sales of our metal ore products, we may require additional financing to continue to develop and exploit existing and new products and services related to these aspects of our business and to expand into new markets. The exploitation of our business may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Risks Related To Doing Business in China

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	economic policies, even if pursued, will be successful;
•	policies will not be significantly altered from time to time; or
•	operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to expand our business. China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in China will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT THEIR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted.  If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  If we were unable to continue as a going concern, investors could lose their entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of RMB, the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that we could have ready access to the cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our current operations and future plans in China.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in the steel industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

RECENT REGULATIONS RELATING TO OFFSHORE INVESTMENT ACTIVITIES BY CHINESE RESIDENTS MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT MAY LIMIT OR ADVERSELY EFFECT OUR ABILITY TO COMPLETE A BUSINESS COMBINATION WITH PRC COMPANIES.

Regulations were issued on November 1, 2005 (SAFE Circular 75), on September 2006 (2006 M&A Rules), and on May 29, 2007 (SAFE Implementation Notice 106), by the PRC State Administration of Foreign Exchange, or SAFE, that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities; however, there has been a recent announcement that such regulations may be partially reversed. The SAFE regulations retroactively require approval and registration of direct or indirect investments previously made by PRC residents in offshore companies.

In the event that a PRC stockholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion. The regulations discussed could also result in the relevant Chinese government authorities limiting or eliminating our ability to purchase and retain foreign currencies in the future, which could limit or eliminate our ability to pay dividends in the future. More recently, however, new regulations have been drafted that would partially reverse the policy that requires Chinese companies to obtain permission from SAFE to own overseas corporate entities.

As a result of the lack of implementing rules, the uncertainty as to when the new draft regulations will take effect, and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We believe that our acquisition of Armco & Metawise (HK), Ltd. complies with the relevant rules. As a result of the foregoing, however, we cannot assure you that we or the former owners of our subsidiary Armco & Metawise (HK), Ltd., or owners of a target business we might acquire, as the case may be, will be able to complete the necessary approval, filings and registrations for a proposed business combination if such approval were required. This may restrict our ability to implement our business combination strategy and adversely affect our operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Securities

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR STOCKHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 54.0% of our common stock.  In this case, all of our officers and directors will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies.  The directors elected by these security holders will be able to significantly influence decisions affecting our capital structure.  This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest.  For example, our controlling security holders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to; the factors described in the section captioned “Risk Factors” above.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•	our plans to successfully complete construction of our proposed scrap metal recycling facility, or, even if constructed, our ability to operate the proposed recycling facility profitably;
•	our intentions to obtain sufficient additional capital to fund our planned expansion and construction of a scrap metal recycling facility;
•	our expectations regarding the market for our iron ore and recycled metal products and services;
•	our beliefs regarding the continued growth of the metal ore and recycled metals market;
•	our beliefs regarding the competitiveness of our metal ore distribution business;
•	our expectations with respect to increased revenue growth from our metal ore distribution operations and our ability to achieve profitability resulting from sales of recycled metal;
•	our future business development, results of operations and financial condition; and
•	competition from other metal ore distributors and recycled metal manufacturers.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

SELLING SECURITY HOLDERS

This prospectus relates to periodic offers and sales by the selling security holders listed below and their pledgees, donees and other successors in interest.  The following table sets forth:

•	the name of each selling security holder,
•	the number of shares owned, and
•	the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus.  All of the securities owned by the selling security holders may be offered hereby.  Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.  If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Total Number of Shares Beneficially Owned Prior to The Offering	Total number of Shares to Be Offered Pursuant to This Prospectus	Shares Beneficially Owned After Offering	Percentage of Shares Owned After Offering (1) (2)
Alexander Lyzohub (3)	14,000	7,000	7,000	*
Alvin Siegel (3)	40,000	20,000	20,000	*
Ancora Greater China Fund, LP (3)(5)	333,333	166,667	166,667	1.61%
Arnold Bruhn (3)	2,000	1,000	1,000	*
B. Michael Pisani (3)	28,000	14,000	14,000	*
Barry Sussman (3)	14,000	7,000	7,000	*
Brio Capital LP (3)(6)	100,000	50,000	50,000	*
Buckingham Capital (3)(7)	14,000	7,000	7,000	*
C. Edward Davenport (3)	14,000	7,000	7,000	*
Charles Wilkinson (3)	8,000	4,000	4,000	*
Chengang Zhao (3)	185,294	92,647	92,647	*
Chih Cheng Hsu (3)	60,000	30,000	30,000	*
China Discovery Investors, Ltd. (3)(8)	120,000	60,000	60,000	*
China Private Investments LP (3)(9)	330,536	165,268	165,268	1.60%
Chunxiang Wang (3)	5,000	2,500	2,500	*
CMS Capital (3) (10)	160,000	80,000	80,000	*
Cranshire Capital, LP (3)(11)	300,000	150,000	150,000	1.45%
Dan J. Deputy (3)	14,000	7,000	7,000	*
David Berg (3)	14,000	7,000	7,000	*
Daybreak Special Situations Master Fund, LP (3)(12)	167,500	100,000	67,500	*
Don Boggs (3)	14,000	7,000	7,000	*
DongBin Xue (3)	84,000	42,000	42,000	*
Double U Master Fund, LP (3)(13)	200,000	100,000	100,000	*
Dr. John Pillote (3)	10,000	5,000	5,000	*
Dr. Shawn Zimberg (3)	14,200	14,000	200	*
Emanuel Yarmish (3)	120,000	60,000	60,000	*
Feng Bai (3)	66,666	33,333	33,333	*
Fengtao Wen (3)	8,000	4,000	4,000	*
Fred Schwab (3)	14,000	7,000	7,000	*
Genming Sun (3)	20,000	10,000	10,000	*

GRQ Consulting Inc. 401K (3)(14)	40,000	20,000	20,000	*
Haijian Yang (3)	5,000	2,500	2,500	*
Haiyan Hu (3)	5,000	2,500	2,500	*
Harborview Master Fund L.P. (3)(15)	200,000	100,000	100,000	*
Harriet Leibowitz Revocable Trust (3)(16)	14,000	7,000	7,000	*
Harris & Jacqueline Norkin (3)	6,000	3,000	3,000	*
Henry Steeneck (3)	14,000	7,000	7,000	*
Hudson Bay Fund, L.P. (3)(17)	66,000	33,000	33,000	*
Hudson Bay Overseas Fund, L.P. (3)(18)	134,000	67,000	67,000	*
Jing Yan (3)	100,000	50,000	50,000	*
Jinlei Zhang (3)	10,000	5,000	5,000	*
John D. Rooney (3)	14,000	7,000	7,000	*
John Malady (3)	14,000	7,000	7,000	*
Kenneth A Lane (3)	8,000	4,000	4,000	*
KM Casey No. 1, Ltd. (3)(19)	80,000	40,000	40,000	*
Larry Lowrance (3)	40,494	21,000	19,494	*
Lawrence Rodler (3)	14,000	7,000	7,000	*
Mafed M. Soveidan (3)	34,000	17,000	17,000	*
Manuel Fontes (3)	6,000	3,000	3,000	*
Marc Siegel (3)	40,000	20,000	20,000	*
Margaret Cheney (3)	28,000	14,000	14,000	*
Mark Eichman (3)	14,000	7,000	7,000	*
Min Capital Corp. (3)(20)	14,000	7,000	7,000	*
Monarch Capital Fund, Ltd. (3)(21)	200,000	100,000	100,000	*
Mulkey Family Limited Partnership (3)(22)	175,000	87,500	87,500	*
Nathan Lowenbraun (3)	28,000	14,000	14,000	*
Neurological Surgery Assoc. (3)(23)	18,000	9,000	9,000	*
Overbrook Capital (3)(24)	34,000	17,000	17,000	*
Patricia Avery (3)	14,000	7,000	7,000	*
Paul Cook (3)	4,000	2,000	2,000	*
Plazacorp Investment, Ltd. (3)(25)	100,000	50,000	50,000	*
Qiang Shan (3)	4,000	2,000	2,000	*
R. Scott & Cheryl Zimmer (3)	14,000	7,000	7,000	*
Randall Novick (3)	20,000	10,000	10,000	*
Randy Clyma (3)	14,000	7,000	7,000	*
Richard David (3)	100,000	50,000	50,000	*
Robert Beadle (3)	14,000	7,000	7,000	*
Robert Frankovich (3)	28,000	14,000	14,000	*
Robert Klein Klein Diamonds Corp (3)(26)	8,000	4,000	4,000	*
Robert M Mangino (3)	8,000	4,000	4,000	*
Ronald Grim (3)	14,000	7,000	7,000	*
Scherlis Family LLC (3)(27)	28,000	14,000	14,000	*
Scott Dols (3)	14,000	7,000	7,000	*
Sheldon Steiner (3)	40,000	20,000	20,000	*
Stephen Abrams (3)	14,000	7,000	7,000	*
Stephen S. Taylor (3)	200,000	100,000	100,000	*
Steven Zaretsky & Arlene Zaretsky (3)	10,000	5,000	5,000	*
Treshnish Investments (3)(28)	66,668	33,334	33,334	*
Weigang Zhao (3)	10,000	5,000	5,000	*
Whalehaven Capital (3)(29)	200,000	100,000	100,000	*
William & Donna Chapman (3)	6,000	3,000	3,000	*
William V. Cross (3)	6,000	3,000	3,000	*
Xiaohua Lu (3)	5,000	2,500	2,500	*
Xiaohua Wu (3)	1,000	500	500	*

Xiaoling Ma (3)	2,000	1,000	1,000	*
Xuemin Yang (3)	116,000	58,000	58,000	*
Yadong Tian (3)	5,000	2,500	2,500	*
Yu Jing (3)	10,000	5,000	5,000	*
Zhenjiang Wang (3)	3,000	1,500	1,500	*
Zhigang Yin (3)	5,000	2,500	2,500	*
Junqi Zhao (3)	4,000	2,000	2,000	*
Junjie Gao (3)	7,800	3,900	3,900	*
Anna Varga (4)	1,500	1,500	0	*
Anthony Sica (4)	9,920	9,920	0	*
China Direct Investments, Inc. (4)(30)	170,281	90,281	80,000	*
Daniel T. Guilfoile (4)	6,667	6,667	0	*
Harborview Capital Management, LLC. (4)(31)	26,167	26,167	0	*
Ira Berkowitz (4)	644	644	0	*
James Forster (4)	1,288	1,288	0	*
John Conover (4)	1,008	1,008	0	*
Joseph A. Alagna, Jr. (4)	8,060	8,060	0	*
Joseph Martino (4)	364	364	0	*
Justin Felton (4)	1,288	1,288	0	*
Keith Goodman (4)	5,740	5,740	0	*
Keith J. Michelfelder (4)	1,960	1,960	0	*
Kevin Grimm (4)	644	644	0	*
Laurence Rappaport (4)	364	364	0	*
Leonard Rich (4)	2,324	2,324	0	*
Michael Solomon (4)	5,740	5,740	0	*
Peter Fulton (4)	25,000	25,000	0	*
Phil Fazio (4)	644	644	0	*
Robert Wolfang (4)	500	500	0	*
Ryan Bartlett (4)	1,000	1,000	0	*
Scott Placona (4)	1,000	1,000	0	*
Vincent La Barbara (4)	9,750	9,750	0	*
Mario Marsillo Jr (4)	3,900	3,900	0	*
Darlene Gaudios (4)	500	500	0	*
Stephan A. Stein (4)	8,845	8,845	0	*
Toni Ann Romano (4)	1,000	1,000	0	*
Utica Advisors, LLC (4)(33)	26,167	26,167	0	*
Total		2,728,914

* Less than 1%
(Footnotes on following page)

______________________

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)
As of March 4, 2010 there were 10,184,449 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling security holder on March 4, 2010, (a) the numerator is the number of shares of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of March 4, 2010), and (b) the denominator is the sum of (i) the 10,184,449 shares outstanding on March 4, 2010, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of March 4, 2010.

(3)
We are registering 2,486,649 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $5.00 per share.  We issued these warrants to investors in conjunction with our private placement completed on August 29, 2008.

(4)
We are registering the shares of our common stock underlying warrants issued to the placement agents, their employees and other persons acting on behalf of the placement agents to purchase 242,265 shares at $5.00 per share.  These warrants were issued in conjunction with our private placement completed on August 29, 2008.

(5)	Mr. John Miklitsch has voting and dispositive control over securities held by Ancora Greater China Fund, L.P.
(6)	Mr. Shaye Hirsch has voting and dispositive control over securities held by Brio Capital L.P.
(7)	Mr. Leonard Ohlim has voting and dispositive control over securities held by Buckingham Capital.
(8)
China Discovery Advisors, LLC is the fund advisor for China Discovery Investors, Ltd. Mr. Marc Siegel, the sole officer of China Discovery Advisors, LLC, holds voting and dispositive control over securities held by China Discovery Investors, Ltd.

(9)	Mr. Richard J. Church has voting and dispositive control over securities held by China Private Investments LP.
(10)	Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.
(11)
Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, LP (“Cranshire”) and consequently has voting and investment discretion over securities held by Cranshire. Mr. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder.

(12)	Mr. Larry Butz has voting and dispositive control over securities held by Daybreak Special Situations Master Fund, L.P.
(13)	Mr. Isaac Winehouse has voting and dispositive control over securities held by Double U Master Fund, L.P.
(14)	Mr. Barry Honig has voting and dispositive control over securities held by GRQ Consulting Inc. 401K.
(15)
Harborview Master Fund LP is a master-feeder fund structure whose general partner is Harborview Advisors LLC. Mr. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P.

(16)	Mr. Harriet Leibowitz has voting and dispositive control over securities held by the Harriet Leibowitz Revocable Trust.
(17)	Mr. Yoav Roth has voting and dispositive control over securities held by Hudson Bay Fund, L.P.
(18)	Mr. Yoav Roth has voting and dispositive control over securities held by Hudson Bay Overseas Fund, L.P.
(19)	Mr. Kevan Casey has voting and dispositive control over securities held by KM Casey No.1, Ltd.

(20)	Mr. Robert Friedman has voting and dispositive control over securities held by Min Capital Corp.
(21)
Monarch Capital Fund, Ltd. is a British Virgin Islands investment fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd.  Mr. David Sims and Joseph Franck are the principals respectively of the Manager and the Advisor. Neither Mr. Sims nor Mr. Franck has any beneficial interest in the shares being registered hereunder. Mr. Franck has voting and dispositive control over securities held by Monarch Capital Fund, Ltd.

(22)	Dr. David Mulkey has voting and dispositive control over securities held by Mulkey Family Limited Partnership.
(23)	Mr. James Adametz has voting and dispositive control over securities held by Neurological Surgery Assoc.
(24)	Mr. Michael Markowski has voting and dispositive control over securities held by Overbrook Capital.
(25)	Mr. Anthony Heller has voting and dispositive control over securities held by Plazacorp Investment, Ltd.
(26)	Mr. Robert Klein has voting and dispositive control over securities held by Robert Klein Diamonds Corp.
(27)	Mr. Morris L. Scherlis has voting and dispositive control over securities held by Scherlis Family LLC.
(28)	Mr. Jack Bodenstein has voting and dispositive control over securities held by Treshnish Investments.
(29)	Mr. Brian Mazzella, Arthur Jones and Trevor Williams have voting and dispositive control over securities held by Whalehaven Capital Fund Limited.
(30)
China Direct Investments, Inc. is a wholly-owned subsidiary of China Direct Industries, Inc. The number of securities owned by China Direct Investments, Inc. excludes any securities owned by China Direct Industries, Inc. or its other subsidiaries. Dr. James Wang, Chief Executive Officer of China Direct, Inc., holds voting and dispositive control over securities owned by China Direct Investments, Inc. in his capacity of Chief Executive Officer China Direct Industries, Inc.

(31)
Harborview Capital Management LLC is a privately held venture capitalist whose controlling persons are David Stefansky and Richard Rosenblum. Harborview Master Fund LP is an affiliate of Harborview Master Fund LP and Monarch Capital Fund Ltd.

(32)	[Intentionally Omitted]
(33)	Mr. Solomon Eisenberg has voting and dispositive control over securities held by Utica Advisors, LLC.

None of the selling security holders are broker-dealers or affiliates of broker-dealers except as set forth above.  Skyebanc, Inc. originally received warrants to purchase 14,150 shares of common stock from us as compensation for its services in the ordinary course of its business as a selling agent in the private placement.  Skyebanc, Inc. subsequently transferred these warrants to Messrs. LaBarbara and Marsillo and Ms. Gaudios as compensation to them in the regular course of their employment with that firm.  None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “Securities Act”) amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling security holders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling security holders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Security Holders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $74,236.24. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

Our audited consolidated balance sheet as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and 2007 incorporated by reference into this prospectus have been audited by Li & Company, P.C., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008,
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2009,
•	our Quarterly Report on Form 10-Q for the period ended June 30, 2009,
•	our Current Report on Form 8-K as filed on September 10, 2009,
•	an additional Current Report on Form 8-K as filed on September 10, 2009,
•	our Current Report on Form 8-K as filed on October 28, 2009,
•	our Quarterly Report on Form 10-Q for the period ended September 30, 2009,
•	our Current Report on Form 8-K as filed on November 24, 2009,
•	our Quarterly Report on Form 10-Q/A for the period ended September 30, 2009,
•	our Current Report on Form 8-K as filed on February 9, 2010,
•	our Current Report on Form 8-K as filed on February 18, 2010, and
•	our Current Report on Form 8-K as filed on March 5, 2010.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus.  Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Upon your written or oral request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered at no cost to the requested a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  Requests for such documents should be directed to Corporate Secretary, China Armco Metals, Inc., One Waters Park Drive, Suite 98, San Mateo, California  94403.

We file annual, quarterly and other reports and information with the SEC.  You may read and copy any materials that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHINA ARMCO METALS, INC.

PROSPECTUS

March ________, 2010

2,728,914 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The estimated expenses payable by China Direct, Inc. in connection with the distribution of the securities being registered are as follows:

Amount to be Paid
SEC Registration Fee	$536.24
Printing Fees and Expenses	10,000.00
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	2,500.00
Blue Sky Fees and Expenses	7,500.00
Transfer Agent and Registrar Fees	2,500.00
Miscellaneous	1,200.00
Total	$74,236.24

Item 15.                      Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.                      Exhibits.

Exhibit		Filed	Previously
Index	Description of Document	Herewith	Filed	Incorporated by Reference To:

2.1	Share Purchase Agreement between Cox Distributing, Inc. and Armco & Metawise (HK), Ltd., dated June 27, 2008.			Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

3.1	Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada.			Exhibits 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 27, 2007.

3.2	Bylaws of the registrant.		Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 27, 2007.

4.1	Form of Warrant		Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

5	Opinion of Schneider Weinberger & Beilly LLP	✓

10.1	Stock Option Agreement between Cox Distributing, Inc. and Feng Gao dated June 27, 2008		Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.2	Call Option Agreement between Kexuan Yao and Feng Gao, dated June 27, 2008		Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.3	Exclusive Consulting Agreement between Armco & Metawise (HK) Ltd. and Henan Armco & Metawise Trading Co., Ltd. dated June 27, 2008.		Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.4	Exclusive Consulting Agreement between Armco & Metawise (HK) Ltd. and Armet (Lianyungang) Scraps Co., Ltd. dated June 27, 2008.		Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.5	Consulting Agreement between Stephen E. Cox (“Client”), and Capital Once Resource Co., Ltd. dated June 27, 2008		Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.6	Services Agreement between Stephen D. Cox Supply and Cox Distributing, Inc. dated June 27, 2008.		Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on July 1, 2008.

10.7	Form of Subscription Agreement	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

10.8	Form of Regulation S Subscription Agreement	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008.

10.9	Cancellation Agreement with Feng Gao	Exhibit 10.9 to Registrant’s Registration Statement on Form S-1 filed on September 11, 2008.

10.10	Employment Agreement with Mr. Kexuan Yao dated December 18, 2008	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 13, 2009

10.11	Amendment to Call Option between Mr. Kexuan Yao and Ms. Feng Gao dated December 18, 2008	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 13, 2009

10.12	China Armco Metals, Inc. 2009 Stock Incentive Plan		Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2009

10.13	Form of China Armco Metals, Inc. Restricted Stock Agreement		Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 28, 2009

21.1	List of subsidiaries of the Registrant		Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008

23.1	Consent of Li & Company, PC	✓

23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5).

Item 17.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on March 11, 2010.

China Armco Metals, Inc.

By:           /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kexuan Yao	Chief Executive Officer, director, principal executive officer	March 11 , 2010
Kexuan Yao

/s/ Fengtao Wen	Chief Financial Officer, principal financial and accounting officer	March 11 , 2010
Fengtao Wen

/s/ Weigang Zhao	Director	March 11 , 2010
Weigang Zhao

/s/ Tao Pang	Director	March 11 , 2010
Tao Pang

/s/ Heping Ma	Director	March 11 , 2010
Heping Ma

Director
William Thompson

Index to Exhibits

Exhibit No.	Description
5	Opinion of Schneider Weinberger & Beilly LLP
23.1	Consent of Li & Company, PC
23.2	Consent of Schneider Weinberger & Beilly LLP